EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

Name	Jurisdiction of Incorporation
  Semitool Europe Ltd.
  Semitool Halbleitertechnik Vertriebs GmbH
  Semitool France SARL
  Semitool Italia SRL
  Semitool Japan Inc.
  Semitool Korea, Inc.
  Semitool (Asia) Pte Ltd.
  Rhetech, Inc.
  Semitool Austria GmbH
  Semitool Israel, Limited
  Semitool Schweiz GmbH
  Semitool Semiconductor Equipment Technology (Shanghai) Co., LTD.
Semitool (Taiwan) Inc.	United Kingdom Germany France Italy Japan Korea Singapore Delaware Austria Israel Switzerland China Nevada